Filed Pursuant to Rule 433

Registration No. 333-249545

Pricing Term Sheet

January 23, 2023

$2,100,000,000

The Procter & Gamble Company

$650,000,000 4.100% Notes due 2026

$600,000,000 3.950% Notes due 2028

$850,000,000 4.050% Notes due 2033

4.100% Notes due 2026

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$650,000,000

Maturity Date:	January 26, 2026

Coupon (Interest Rate):	4.100%

Price to Public (Issue Price):	99.933% of principal amount

Yield to Maturity:	4.124%

Spread to Benchmark Treasury:	+23 basis points

Benchmark Treasury:	3.875% UST due January 15, 2026

Benchmark Treasury Yield:	3.894%

Interest Payment Dates:	January 26 and July 26, commencing July 26, 2023

Day Count Convention:	30/360

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 5 basis points

Trade Date:	January 23, 2023

Settlement Date*:	January 26, 2023 (T+3)

CUSIP Number:	742718 FY0

ISIN Number:	US742718FY05

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

Senior Co-Managers:	Deutsche Bank Securities, Inc.
HSBC Securities (USA), Inc.

Co-Managers:	BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities, Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
BNP Paribas Securities Corp.
ING Financial Markets LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC

Type of Offering:	SEC-Registered

Listing:	None

Long-term Debt Ratings**:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

3.950% Notes due 2028

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$600,000,000

Maturity Date:	January 26, 2028

Coupon (Interest Rate):	3.950%

Price to Public (Issue Price):	99.897% of principal amount

Yield to Maturity:	3.973%

Spread to Benchmark Treasury:	+35 basis points

Benchmark Treasury:	3.875% UST due December 31, 2027

Benchmark Treasury Yield:	3.623%

Interest Payment Dates:	January 26 and July 26, commencing July 26, 2023

Day Count Convention:	30/360

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	January 23, 2023

Settlement Date*:	January 26, 2023 (T+3)

CUSIP Number:	742718 FZ7

ISIN Number:	US742718FZ79

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

Senior Co-Managers:	Deutsche Bank Securities, Inc.
HSBC Securities (USA), Inc.

Co-Managers:	BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities, Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
BNP Paribas Securities Corp.
ING Financial Markets LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC

Type of Offering:	SEC-Registered

Listing:	None

Long-term Debt Ratings**:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

4.050% Notes due 2033

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$850,000,000

Maturity Date:	January 26, 2033

Coupon (Interest Rate):	4.050%

Price to Public (Issue Price):	99.992% of principal amount

Yield to Maturity:	4.051%

Spread to Benchmark Treasury:	+53 basis points

Benchmark Treasury:	4.125% UST due November 15, 2032

Benchmark Treasury Yield:	3.521%

Interest Payment Dates:	January 26 and July 26, commencing July 26, 2023

Day Count Convention:	30/360

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	January 23, 2023

Settlement Date*:	January 26, 2023 (T+3)

CUSIP Number:	742718 GA1

ISIN Number:	US742718GA10

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

Senior Co-Managers:	Deutsche Bank Securities, Inc.
HSBC Securities (USA), Inc.

Co-Managers:	BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities, Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
BNP Paribas Securities Corp.
ING Financial Markets LLC

Fifth Third Securities, Inc.
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC

Type of Offering:	SEC-Registered

Listing:	None

Long-term Debt Ratings**:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

* Note: We expect that delivery of the notes will be made against payment therefor on or about the third business day following the date of pricing of the notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.